UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

[ ]	Definitive Information Statement

BLUEFIRE RENEWABLES, INC.

(Name of Registrant As Specified In Charter)

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[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF BLUEFIRE RENWABLES, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

BlueFire Renewables, Inc.

25108 Marguerite Parkway Suite A-321

Mission Viejo, CA

(949) 588-3767

INFORMATION STATEMENT

(Preliminary)

October 26, 2017

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of BlueFire Renewables, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, $0.001 par value per share (the “Common Stock”) and Series A Preferred Stock, no par value per share (the “Series A Preferred”),of BlueFire Renewables, Inc., a Nevada corporation (the “Company”), to notify the Stockholders that on September 28, 2017, the Company received a unanimous written consent in lieu of a meeting of the holders of all 51 shares of Series A Preferred, as permitted by the Company’s Certificate of Incorporation, as may be amended (“Amended Certificate”). Each share of Series A Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. As there are currently 499,680,109 shares of Common Stock issued and 499,647,938 outstanding, the 51 shares of Series A Preferred Stock have the voting equivalent of 520,019,358 shares of Common Stock. The Series A Stockholders authorized the following:

●	The increase in the number of authorized shares of Common Stock from five hundred million (500,000,000) shares of Common Stock to five billion (5,000,000,000) shares of Common Stock (the “Authorized Share Increase”).

On September 28, 2017, the Board of Directors of the Company (“Board”) approved the Authorized Share Increase and recommended to the Majority Stockholders that they approve the Authorized Share Increase. On September 28, 2017, the Majority Stockholders approved the Authorized Share Increase by written consent in lieu of a meeting in accordance with the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase.

The amendments to the Amended Certificate will not be effective until the Company files the amendment to the Articles of Incorporation with the Nevada Secretary of State. We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about November 4, 2017.

By order of the Board of Directors,

/s/ Arnold R. Klann

Chief Executive Officer and Director
October 26, 2017

INFORMATION STATEMENT REGARDING

CORPORATE ACTION TAKEN BY WRITTEN CONSENT OF

OUR BOARD OF DIRECTORS AND HOLDERS OF

MORE THAN A MAJORITY OF OUR VOTING CAPITAL STOCK

IN LIEU OF SPECIAL MEETING

BlueFire Renewables, Inc. (“BlueFire,” “the Company,” “we” or “us”) is furnishing this Information Statement to you to provide a description of action taken by our Board of Directors and the holders of more than a majority of our outstanding voting capital stock on September 28, 2017, in accordance with the relevant sections of the Nevada Revised Statutes of the State of Nevada (the “NRS”).

This Information Statement is being mailed on November 4, 2017 to stockholders of record on October 24, 2017 (the “Record Date”). The Information Statement is being delivered only to inform you of the Corporate Action described herein before such action take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE HOLDERS OF OUR SERIES A PREFEERED WHICH CONSTITUTES MORE THAN A MAJORITY OF OUR OUTSTANDING VOTING CAPITAL VOTED TO AUTHORIZE THE CORPORATE ACTION. THE NUMBER OF VOTES RECEIVED IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

Series A Preferred

By unanimous written consent of the Board (as permitted under Nevada law), the number, designation, rights, preferences and privileges of the Series A Preferred were established by the Board (as is permitted under Nevada law and by the Amended Certificate of Incorporation of the Company). The designation, rights, preferences and privileges that the Board established for the Series A Preferred is set forth in a Certificate of Designation that was filed with the Secretary of State of the State of Nevada on September 30, 2015. Among other things, the Certificate of Designation provides that each one share of Series A Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

By unanimous written consent of the Board, the Board issued an aggregate of fifty one (51) shares of Series A Preferred to three individuals (the “Series A Stockholders”). As a result of the voting rights granted to the Series A Preferred, the Series A Stockholders hold, in the aggregate, approximately 51.0% of the total voting power of all issued and outstanding voting capital of the Company.

As of October 24, 2017, there were (i) 499,680,109 shares issued and 499,647,938 shares outstanding of Common Stock, and (ii) issued and outstanding 51 shares of Series A Preferred Stock. Pursuant to the Nevada Revised Statutes, at least a majority of the voting equity of the Company, or at least 249,840,055 votes, are required to approve the Authorized Share Increase by written consent. The Majority Stockholders, who hold in the aggregate the equivalent of 540,393,667 votes or approximately 51.0% of the voting equity of the Company, have voted in favor of the Authorized Share Increase thereby satisfying the requirement under the Nevada Revised Statutes that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Series A Stockholders, the number of shares of Series A Preferred held by the Series A Stockholders, the total number of votes that the Series A Stockholders voted in favor of the Authorized Share Increase and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Series A Stockholder	Number of Shares of Series A Preferred held	Equivalent Number of Votes of Common Stock held by such Series A Stockholder	Equivalent Number of Votes of Common Stock that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Arnold R. Klann	27	275,304,366	275,304,366	52.94%
Chris Nichols	12	122,357,496	122,357,496	23.53%
Joseph Sparano	12	122,357,496	122,357,496	23.53%

GENERAL DESCRIPTION OF CORPORATE ACTION

INCREASE IN THE NUMBER OF AUTHORIZED SHARES

OF COMMON STOCK

The number of authorized shares of our Common Stock will be increased from five hundred million (500,000,000) shares to five billion (5,000,000,000) shares.

Reasons For The Increase In Authorized Capital

Our Board authorized and approved the proposed amendment to our Articles of Incorporation to increase our authorized share capital so that such shares will be available for issuance for general corporate purposes, including financing activities, without the requirement of further action by our stockholders. Potential uses of the additional authorized shares may include, but are not limited to, conversions of convertible securities, to pay creditors of the Company, to provide additional shares that could be issued for raising of additional equity capital or other financing activities, to provide additional shares that could be issued in a reverse merger acquisition or other form of business combination and to better position the Company for future trading should a transaction be entered into and completed, and other general corporate purposes. The future issuance of additional shares of Common Stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights. Increasing the authorized number of shares of our Common Stock will give us greater flexibility and will allow us to issue such shares, in most cases, without the expense or delay of seeking stockholder approval. We are at all times investigating additional sources of financing, business candidates and other opportunities which our Board believes will be in the best interests of our stockholders and the Company.

Further, on September 27, 2017, the Company entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Tarpon Bay Partners, LLC, a Florida limited liability company (“TBP”), pursuant to which the Company agreed to issue common stock to TBP in exchange for the settlement of $999,630.45 (the “Settlement Amount”) of past-due obligations and accounts payable of the Company. TBP purchased the obligations and accounts payable from certain vendors of the Company as described below.

On October 11, 2017, the Circuit Court of Leon County, Florida (the “Court”), entered an order (the “TBP Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a stipulation of settlement, pursuant to the Settlement Agreement between the Company and TBP, in the matter entitled Tarpon Bay Partners, LLC v. BlueFire Renewables, Inc. (the “TBP Action”). TBP commenced the TBP Action against the Company to recover an aggregate of $999,630.45 of past-due obligations and accounts payable of the Company (the “TBP Claim”), which TBP had purchased from certain vendors of the Company pursuant to the terms of separate receivable purchase agreements between TBP and each of such vendors (the “TBP Assigned Accounts”).

Pursuant to the terms of the Settlement Agreement approved by the TBP Order, on October 11, 2017, the Company agreed to issue to TBP shares (the “TBP Settlement Shares”) of the Company’s common stock. The Settlement Agreement provides that the TBP Settlement Shares will be issued in one or more tranches, as necessary, sufficient to satisfy the TBP Settlement Amount through the issuance of shares without a restrictive legend pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the Settlement Agreement, TBP may deliver a request to the Company for shares of Common Stock to be issued to TBP (the “TBP Share Request”).

The parties reasonably estimate that the fair market value of the TBP Settlement Shares to be received by TBP is equal to approximately $1,666,000. In connection with the Settlement Agreement, on October 16, 2017, the Company issued 37,000,000 shares of the Company’s common stock to TBP. Additional tranche requests shall be made as requested by TBP until the TBP Settlement Amount is paid in full, however, the Company believes, given the current market for the Company’s common stock, that 37,000,000 shares will not satisfy its obligations to TBP and anticipates issuing more shares of its common stock in order to do so.

Except as set forth above, as of the date of this filing we do not have any definitive plans, proposals or arrangements to issue any of the newly available authorized shares of Common Stock for any purpose or which may result in a change in control of the Company.

Effect of the Increase in Authorized Capital; Anti-Takeover Implications

The amendment to our Amended Certificate to increase our authorized share capital will not have any immediate effect on the rights of existing stockholders. However, our Board will have the authority to issue shares of our Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional shares of Common Stock are issued in the future, such issuance will decrease the existing stockholders’ percentage equity ownership, dilute the earnings per share and book value per share of outstanding shares of Common Stock and, depending upon the price at which they are issued, could be dilutive to the existing stockholders.

Although the increase in authorized capital is prompted by business and financial considerations, stockholders nevertheless should be aware that such increase could facilitate future efforts by our management to deter or prevent a change in control of the Company. By way of example, our management could issue additional shares to dilute the stock ownership and the voting power of persons seeking to obtain control of the Company or shares could be issued to purchasers who would support the Board in opposing a takeover proposal. In addition, the increase in authorized shares may have the effect of delaying or discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful, including challenges that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. The Board and executive officers of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of Common Stock.

Other than as discussed in this Information Statement, there are no provisions of our articles, bylaws, employment agreements or credit agreements that have material anti-takeover consequences.

The Authorized Share Increase will become effective on the date that we file the Certificate of Amendment to the Amended Certificate (the “Amendment”) with the Secretary of State of the State of Nevada. We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

We currently expect to file the Amendment on or about November 4, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 24, 2017 and as adjusted to reflect the sale of our common stock offered by this prospectus, by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group. As of October 24, 2017, there were a total of 499,647,938 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote. The column entitled “Percentage of Outstanding Common Stock” shows the percentage of voting common stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of October 24, 2017, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name of Beneficial Owner (1)	Shares of Series A Preferred	Percent of Series A Preferred (2)	Shares of Common Stock	Percent of Common Stock (2)

Arnold Klann	27	52.94%	20,330,258	4.07%
Chief Executive Officer, President, Chairman

Chris Nichols	12	23.53%	36,000	*
Director

Joseph Sparano	12	23.53%	30,000	*
Director

All officers and directors as a group (3 persons)	51	100%	20,396,258	4.08%

All officers, directors and 5% holders as a group (3 persons)	51	100%	20,396,258	4.08%

* denotes less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.

(2)	Figures may not add up due to rounding of percentages.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 filed on August 15, 2017;

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed on May 15, 2017;

(3)	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on April 5, 2017;

(4)	Current Reports on Form 8-K filed on October 16, 2017, January 13, 2017, and November 4, 2016; and

(5)	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 filed on November 14, 2016.

You may request a copy of these filings, at no cost, by writing BlueFire Renewables, Inc. at 25108 Marguerite Parkway Suite A-321, Mission Viejo, CA 92692 or telephoning the Company at (949) 588-3767. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 25108 Marguerite Parkway Suite A-321, Mission Viejo, CA 92692 or telephoning the Company at (949) 588-3767.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Authorized Share Increase, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Arnold R. Klann
Name: Arnold R. Klann
Title: Chairman, Chief Executive Officer, President

Dated: October 26, 2017